Chico's FAS, Inc.	CHS	Q4 2019 Earnings Call	Feb. 27, 2020
Company▲	Ticker▲	Event Type▲	Date▲

Exhibit 99.1
PARTICIPANTS

Corporate Participants

David M. Oliver – SVP-Finance, Controller & Interim Chief Financial, Chico’s FAS, Inc.
Bonnie R. Brooks – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Molly Langenstein – President-Apparel Group, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Cynthia M. Campo – Analyst, Morgan Stanley & Co. LLC
Lorraine Hutchinson – Analyst, Bank of America Merrill Lynch
Roxanne Meyer – Analyst, MKM Partners LLC
Janet J. Kloppenburg – Analyst, JJK Research
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Marni Shapiro – Analyst, The Retail Tracker
Dana Lauren Telsey – Analyst, Telsey Advisory Group LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to Chico’s FAS Fourth Quarter 2019 Earnings Conference Call and Webcast. All participants will be in listen-only mode. Please note, this call is being recorded. I would now like to turn the conference over to David Oliver, Interim Chief Financial Officer and Senior Vice President-Controller. Mr. Oliver, please go ahead.

David M. Oliver, SVP-Finance, Controller & Interim Chief Financial, Chico’s FAS, Inc.

Thanks, Anita, and good morning, everyone. Welcome to the Chico’s FAS fourth quarter 2019 earnings call and webcast. Joining me today are Bonnie Brooks, CEO and President and Molly Langenstein, President, Apparel Group. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you that today’s comments will include forward-looking statements about current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements.

Important factors that could cause actual results or events to differ materially from these projections are implied by our forward-looking statements are included in our earnings release issued this morning, and our SEC filings and in comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as may be otherwise required by law.

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In addition, our comments and discussion of fourth quarter financial results will be on an adjusted or non-GAAP basis. You will find a GAAP to non-GAAP reconciliation schedule included in our press release issued this morning, which is available on our website.

And with that, I’ll turn it over to Bonnie.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you David and good morning, everyone. As announced this morning, we delivered a fantastic fourth quarter across all three of our brands. Chico’s FAS reported a comparable sales up 2.2%, marking the first positive comp quarter for Chico’s FAS since Q2 of 2015. This is an improvement of 440 basis points from Q3 and a 920 basis point swing since Q1, demonstrating three quarters of sequential sales increases and not only stabilization of the business but strong growth.

The fourth quarter also marks the first positive sales quarter for all three brands since Q4 of 2014. Chico’s has significant improvement in the quarter, reporting a comparable sales increase of 0.9% driven by an improvement to the assortment in the quality, design and relevance of our products. This is an improvement of 450 basis points from Q3 and is Chico’s first positive comp sales quarter since Q2 2015.

White House Black Market delivered a 10 basis point comparable sales result, its best quarter in the past 18 quarters since Q1 2015. The improvement was driven by our ability to quickly edit our assortment and bring in new products. The positive comp is a full 16 point swing from Q2, an extraordinary recovery which we believe is one of the fastest ever in fashion retailing.

Our fourth quarter financial performance for Chico’s and White House Black Market was fueled by our disciplined focus on delivering our strategic priority. We worked quickly to make significant changes to nearly 50% of the fall assortment. This came in the form of major changes to the pipeline of goods and sizable cancellations, that the teams were stellar at executing to drive positive results.

We invested in elevating the quality, taste and styling of our new products and it’s resonating with customers. We got behind key items in a major way, from both an inventory and marketing perspective. The trajectory change in both Chico’s and White House Black Market validates we are on the right path. And today, I’m pleased to have Molly Langenstein, President of our Apparel Group on the call with us to elaborate on how she is driving the impressive performance for both Chico’s and White House Black Market.

Soma’s incredible growth continued in the fourth quarter under Intimate’s President, Mary van Praag and all categories drove outstanding results delivering a comparable sales growth of 9.4%. This was the sixth consecutive quarter of positive comp growth for Soma, on top of the strong 6.2% increase last year in fourth quarter comp sales. We realized the opportunity to grow Soma exponentially early in 2019 and moved quickly to increase investments in inventory and marketing for the brand. This momentum is supported by our focus on creating a continuous pipeline of innovative and solutions oriented products, which are key for customer acquisition and retention.

Our sleep business had a strong double-digit comp and a record setting Q4. Earlier this week, we announced an extension to Soma’s Vanishing 360 franchise with new styles and extended sizing. This launch and others will continue to increase sales through innovation. As well, we have a significant growth plan for Soma, supported by increased investments in the store footprint in 2020 and in digital both for acquisition and new customers.

For Chico’s FAS, Q4 results were a very strong quarter for digital sales. Our companywide online penetration had double-digit growth as more customers shopped seamlessly and conveniently, however, wherever and whenever they want. StyleConnect, our proprietary digital styling tool has exceeded our goal of deepening our personal connection with our customers in our boutiques and in digital.

Notably in the quarter, all three brands had record high mobile traffic. Additionally in the back half of the year, the team reduced click-to-delivery time and enhanced shipping and product tracking information which improved customer experience. We also set new records to online order fulfillment performance at our distribution center during the peak holiday period. We’ve implemented digital improvements including a digital shopable catalogue, improved search engine optimization, and better site navigation.

Lastly, BOPIS and Mobile POS were fully operational across all banners in Q4. And for 2020, we have invested in a significant re-platform and are transforming the sourcing and supply chain operation to increase overall efficiency. Our sourcing group continues to focus on reducing our overall China penetration and diversifying our country of origin mix.

I’d like to comment on the impact of COVID-19, specifically to our business. We are very closely monitoring and measuring the situation. And three things are working in our favor. First, fortunately for us, our total penetration of China goods has been reduced from the high 40% last year, in this time period, to the low 20% range this year. So any slowdown in summer delivery will impact a much lower percent of our total inventory.

Secondly, we have fully accounted for all of our Q1 product and at this time expect minimal to low impact from the virus on Q1 delivery. Third, we do have time to implement mitigation strategy, should they be needed going forward to move some production to other countries. The movement of goods out of China will also positively offset the impact of the tariffs.

When I joined the business at the end of Q1, I stated then that we would strengthen our team with seasoned apparel merchants who had demonstrated proven track records in our specific product categories. I am pleased to report that major progress has been against that initiative in the last nine months. With 12 new members added to the overall company leadership in significant senior roles, not only in merchandising and design but also in digital and marketing. These executives with impressive and directly related experience further enhance and reinforce the bench strength right across the company in all three brands.

We also implemented new disciplines to the financial planning, forecasting, and tracking of all components of inventory and sales to ensure, we not only meet but exceed our goal. Along with these, we have focused our efforts on the proper market positioning for each brand and the closer alignment of the brand DNA to the customer. We are a company of three unique brands, each with specific and unique DNA, each with compelling, competitive advantages and each operating in its own white space.

The market share we lost in recent years in apparel was directly related to the product not being precisely aligned to the target customer. And the experts we now have on the teams have already begun to apply their knowledge, their familiarity and competence in aligning the product for the exact target customer.

We are on a terrific path forward and expect the improvements and new disciplines in our business to continue to reap benefits in 2020 and beyond. As we work diligently to return Chico’s FAS to the strong, past performance track record it is certainly capable of delivering in the future.

I’d now like to turn this morning’s call over to Molly Langenstein to discuss the Chico’s and White House Black Market brands in more detail.

Molly Langenstein, President-Apparel Group, Chico’s FAS, Inc.

Thanks Bonnie. I’m delighted to speak with you this morning about the strong results at Chico’s and White House Black Market and the great momentum we are seeing in both brands. Chico’s had a remarkable 450 basis point improvement from Q3 to Q4. And White House Black Market had a 580 basis point improvement from Q3 to Q4.

The rigor and discipline that was put in place is working. The challenges we experienced at Chico’s and White House Black Market were related to fundamental disciplines that can be and are being fixed. We identified our talent gap and made swift changes in the organization which streamlines decision making. The new and existing leadership teams across both brands have multiple years of experience in multi-brand management which brought rigor and focus to driving every detail in the business.

We addressed our assortment architecture, editing process and category investments. We have built a more robust forecasting process to more accurately forecast and identify risks and opportunities. We also have established a fashion matrix to drive change in our product. Our disciplined approach is delivering results. We are continuing to make progress and I’m excited to share the highlights for our fourth quarter.

At Chico’s, we made great strides in our assortment and we had big wins as a result of improvements in quality, design and newness. The teams quickly re-assorted our fashion product and also re-worked our marketing plan to highlight the renewed aesthetic and value our customers love and expect from us.

We were able to cancel product in the pipeline and reinvest more deeply in key items while protecting a balanced assortment between basics and fashion. We were more successful this year with gifting. Our customer is reacting positively to our assortment changes and elevated product aesthetics, evidenced by both our higher average unit retail and increased units per transaction.

At White House Black Market, we have returned to the core DNA of the brand which is centered on a versatile black and white framework. Aligning our merchandising and design functions was key to getting our product right and the 580 basis point comp improvement was driven by the work our team has done to quickly edit our assortment and bring in new products. Similar to Chico’s, we cancelled orders during the quarter and capitalized on opportunities with key items.

During the holiday season, we highlighted self-gifting and featured categories that appealed to our customers. We also used extensive data which informed new assortments and flow of inventory. With regard to marketing activity, at Chico’s, we followed a promotional cadence similar to holiday in the prior year. But we saw better full price performance, as customers responded more positively to our new offerings. Our focus was on architecting a unique and beautiful boutique assortment and we built a promotional strategy around our elevated styles.

At White House Black Market, we have engaged in more editorial marketing and our holiday performance was strong. We made changes to our store window strategy and interior visual presentation to drive additional traffic. We also cleared aged inventory which better showcased our new assortment and improved the shopping experience for our customers.

Recently, we met with our top Chico’s and White House Black Market customers and built a product and end use assortment architecture that is similar to what I have used in my past. This along with our Q4 learnings will inform our go-forward strategy and put the customer at the center of our decisions.

I am pleased with how our teams are working collaboratively and holding each other accountable. I am confident that the breadth and depth of the new disciplines in the organization will continue the momentum into 2020.

I’ll now pass it to David Oliver to discuss the financials.

David M. Oliver, SVP-Finance, Controller & Interim Chief Financial, Chico’s FAS, Inc.

Thanks, Molly, and good morning, everyone. Our comments and discussion today of fourth quarter and fiscal 2019 results are on an adjusted or non-GAAP basis, a GAAP to non-GAAP reconciliation schedule is included with our press release issued this morning.

We reported fourth quarter comparable sales up 2.2% which is above the updated outlook we provided in January. We delivered our first all brand positive comp since the fourth quarter of fiscal 2014. The sequential improvement in comparable sales was driven by strong performance in our stores across all three of our brands and continued growth in our e-commerce business.

For the full year, our e-commerce penetration grew double digits when compared to last year. We believe our ongoing investments in our digital capabilities will continue to fuel healthy growth in this channel. We reported fourth quarter, adjusted net loss per share of $0.03, which excludes the impact of accelerated depreciation charges related to our retail fleet optimization plan. Merchandising margin in the quarter was down 100 basis points primarily due to a full quarter impact of tariffs, approximately $5 million.

We exited the year clean and current on inventory. Total inventory was up 4.9% compared to last year primarily due to planned investments in Soma to create and test additional assortment strategies. Notably, gross margin for the quarter was up 50 basis points. Fourth quarter SG&A was down $4 million or 80 basis points compared to last year.

On a full-year basis, SG&A was down $6 million primarily due to decrease in employee cost, partially offset by investments in marketing. Our balance sheet remains strong and we ended the quarter with $128 million in cash and short-term investments and $43 million in debt. In fiscal 2019, net cash from operating activities approximated property and equipment purchases. This resulted in net zero free cash flow for the year.

In 2019, we continue to focus our capital and cloud-based expenditures on investments in technology and existing store remodels and refreshes. Capital and capitalized cloud-based expenditures totaled $45 million. As part of our retail fleet optimization plan in the fourth quarter, we opened two new stores and closed a total of 34. For the full year of 2019, we opened six new stores and closed a total of 83. Since the announcement of the retail fleet optimization program we have closed 94 stores.

In fiscal 2020, we expect to close 60 to 70 stores and due to significant improvement in our sales trends, we’re reevaluating every closer decision. We also plan to invest in opening as many as 10 new Soma stores in 2020.

In the fourth quarter, we returned approximately $10 million to shareholders in the form of dividends. As announced earlier today, we are pleased to report the company declared a 3% increase in our quarterly cash dividend, this represents our sixth consecutive 3% increase in the dividend.

Turning now to our financial outlook for the first quarter and full-year fiscal 2020. Our outlook excludes any potential impact from COVID-19, otherwise known as the coronavirus. In addition, we expect tariff headwinds for the year to be largely offset by our sourcing initiatives.

For the first quarter of fiscal 2020 compared to last year’s first quarter, we expect a low single-digit increase in total net sales and consolidated comparable sales reflecting continued progress and momentum in the business, gross margin as a percent of net sales up 20 to 40 basis points due primarily to strategic reductions in promotional depth as well as leverage of our fixed cost on higher sales. SG&A will be approximately flat.

Now for the full year fiscal 2020 outlook compared to last year, we expect a pattern similar to Q1, a low single-digit increase in total net sales and consolidated comparable sales. Gross margin as a percent of net sales increasing approximately 50 to 100 basis points, SG&A to be up approximately $10 million reflecting increased investment in marketing and a return to target incentive compensation levels, partially offset by ongoing cost management.

A fiscal 2020 tax expense in the range of $3 million to $5 million and capital and cloud based expenditures of approximately $45 million to $50 million primarily driven by technology enhancements and targeted reinvestments in stores.

Please note that accelerated depreciation related to our retail fleet optimization will not be reflected as a GAAP to non-GAAP adjustment in fiscal 2020 based on the declining significance of this charge.

I’ll now turn the call back over to Anita.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we’ll be happy to take your questions. [Operator Instructions] In the interest of time and consideration to others, please limit yourself to one question. The first question today comes from Susan Anderson with B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi, good morning. Nice job on the quarter, very nice to see positive comps in such a long period of time. I guess looking at the gross margin for this year and then the impact of China sourcing, it’s amazing you’re able to get it down to 20%. I guess I am kind of curious, can you quantify the impact and will that mainly be in the first half and does that become a tailwind in the second half given the decline in penetration?

And then, Molly, maybe if you could talk about the new products that customers are responding well to at Chico’s and White House and maybe talk about which products and designs they’re really resonating with and then I guess from an inventory perspective, what percent for spring do you feel will be old inventory, I guess older designs versus new designs? Thanks.

<A – David Oliver – Chico’s FAS, Inc.>: Thanks, Susan. I’ll take the first half of that question and then defer to Bonnie for the second. With respect to your tailwind question specifically our efforts underway to diversify country of origin really is mitigating the impact of the tariffs. So, I’m not looking for a major win in that respect. All the supply chain initiatives as a whole are all about the mitigation of the tariff as it currently exists. And so, I don’t see that being a tailwind moving forward beyond that. With that I’ll let Bonnie take the second half.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: I think actually the second half of the question was for Molly because it was, hi, Susan by the way. Thank you.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi, thanks.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thanks for your comment. I think your question was what product is resonating with customers...

<Q – Susan Anderson – B. Riley FBR, Inc.>: Yes.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: ...at White House and Chico’s, so I think it’s best to let Molly answer that. Thanks.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Susan. Our customer data has informed our product mix between work and casual for the White House brand and also the wearing occasions for the Chico brand. We are aligned to that and by design, we have balanced our fashion in basics to ensure we have excitement in all stores as well as giving the customer the special items that she wants.

As we said, we used extensive data to be able to inform these decisions and those have informed the design decisions for spring and go forward. We have a new fashion discipline and have brought in fashion talent with proven track records in designing and merchandising. As related to your question about old versus new designs, as we shared, we came into the season clean, and we feel that the impact on the new designs is very good for spring and gets better every single month as we move through the year.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great, that’s helpful. Well, the product looks much improved at both. Thanks so much. Good luck this year.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you, Susan.

Operator: The next question comes from [ph] Kimberly Greenberger with Morgan Stanley. Please go ahead.

<Q – Cynthia Campo – Morgan Stanley & Co. LLC>: Hi, this is Cynthia Campo on for Kimberly Greenberger, congrats on the quarter. We were wondering if you could talk more about your expectations in 2020 for free cash flow and how you plan to manage the expenses there going forward. Thanks.

<A – David Oliver – Chico’s FAS, Inc.>: Sure, I think the key element with respect to free cash flow to call at, we expect to return to our targeted level of incentive compensation which it tells you that we’re going to be a lot better in that respect. I mean our key cash flow as a whole in 2020 and our plan would have us returning to more positive territory that would more than cover our capital expenditures as well as our dividend and beyond that. And so, we feel really good about the year, positive comp sales is a wonderful thing and gives you a lot of traction.

<Q – Cynthia Campo – Morgan Stanley & Co. LLC>: Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: David has a long history with our company as well but he was here for the many good years...

<A – David Oliver – Chico’s FAS, Inc.>: Yes.

<A – Bonnie Brooks – Chico’s FAS, Inc.> ...and he is going to keep us focused on those numbers for sure.

Operator: The next question comes from Lorraine Hutchinson with Bank of America. Please go ahead.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thanks, good morning. Can you talk a little bit about the $10 million increase in SG&A, any specific buckets outside of marketing that you’re working through and if we should expect SG&A dollar growth to continue as a run rate in the out years?

<A – David Oliver – Chico’s FAS, Inc.>: With respect to the $10 million, that number reflects both the increase in incentive compensation returning to target levels and marketing. We do have cost initiatives that are mitigating part of that total spend for incentive comp and marketing and so we feel really good about it.

With respect to the marketing cost, that’s pretty spread evenly over the year as a whole but go into beyond, I don’t have any color on the outer years at this point in time, that’s a future conversation. But, the $10 million is really focused on the fact that the business is expected to do better and we’re investing in the business with marketing.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thanks and then just a follow-up, the elevated levels of CapEx, I know you mentioned some investments in the cloud, is any of that going to stores or will most of that be related to your digital strategy.

<A – David Oliver – Chico’s FAS, Inc.>: We are investing in our store base as well as technology, the $45 million is really consistent with our historical level. What really occurred here is instead of having on-premise installations of software we’re putting in the cloud. It goes into a different bucket on the balance sheet. So, we talk about it holistically, the total spend, and so the $45 million that we spent in 2019 is really fairly consistent with what we have done historically in the last few years and what we planned as well for fiscal 2020; but you know we’re focused on investing. We’re looking at, in the Soma brands, we’re looking at 10 new markets potentially for stores and we are doing our refreshes. So, we have required remodels that we do on a regular basis in our fleet as part of the lease and I think we feel really good about where we stand on capital.

<Q – Lorraine Hutchinson – Bank of America Merrill Lynch>: Thank you.

Operator: The next question comes from Roxanne Meyer with MKM Partners. Please go ahead.

<Q – Roxanne Meyer – MKM Partners LLC>: Great, thank you, good morning and congratulations on your improved results. My question is on...

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

<Q – Roxanne Meyer – MKM Partners LLC>: Sure. My question is on Soma, just obviously the results there have been spectacular and I’m just wondering how you think about the long-term potential for Soma from a market share perspective and just contribution to FAS operating results overall longer term? Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Well, thank you for your comments, yes, Soma has had a truly spectacular run in 2019, a lot of things contributing to that success. Most importantly, the innovative team they have and the product that they’re creating that is absolutely solution-based. The launch they’ve had earlier this week of Vanishing 360 has a fantastic tagline, it starts out with, We Got Your Back and Your Sides and Your Front. It’s a, is a truly amazing product that’s resonating with customers and that’s really a major part of the, Soma’s success.

Along with the innovation pipeline is further intensification of product in the stores and testing of products in the stores and that’s on the additional inventory level that we were talking about. Soma is planned to open 10 new stores this year. There is huge runway ahead for growth in Soma, because we are still extremely underpenetrated in footprint across the country, and we also have a lot of other opportunities in front of us for additional distribution.

So, I would say that we are extremely excited about the Soma potential and that’s why we have been investing in the marketing, the stores and the inventory. And it has really one of the top teams in the industry.

<Q – Roxanne Meyer – MKM Partners LLC>: Great and I guess just as a follow-up, I know you’ve never necessarily broken out the margins of your different businesses, but just trying to appreciate how impactful the continued success that Soma can have on the total organization? How meaningfully can it be to Chico’s?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Well, it’s been meaningful this year, clearly in terms of 2019. And we have done a lot of work actually with BCG, et cetera, who came in and thoroughly analyzed the market and our own opportunities within the market. I mean we do believe that we still have more growth in the category, because we’re still underpenetrated in certain categories of Intimates.

And so, we have a lot of potential there. We are riding a wave that is the opposite of some of our competitors, in terms of being modern, and being solution based. So we’re really feeling very strong about the opportunity, and yes, Soma is making a major contribution to the total company.

<Q – Roxanne Meyer – MKM Partners LLC>: Okay, great. Thanks for the color and best of luck.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Janet Kloppenburg with JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Good morning, everyone and congratulations on the improvement. I had a couple of questions. I know that the gross margin outlook is being somewhat inhibited by that tariff pressure but you had a much larger rate of improvement in the fourth quarter. So I was wondering if you could help us understand why there couldn’t be further upside beyond that, beyond what you’re guiding to, for the first quarter and for fiscal 2020 especially with inventories being lean.

Also, I was wondering if Molly or Bonnie could talk about this spring, the February trends and if they continue to resonate and specifically about inventory investment at Chico’s and White House Black Market. Do you have enough of the right product? Are your inventories aligned with demand trends? That would be really important for us to understand and as we go forward, perhaps you could tell us whether the reconfiguration of the assortments are completely worked out or if that will take quarter by quarter and when you think they’ll reflect the vision of the merchandising teams. And, just lastly, if we could get an idea of tax rate by quarter. Thanks so much.

<A – David Oliver – Chico’s FAS, Inc.>: Okay. I’ll take the first and the last and have Molly respond to the middle question there. With specifically, with respect to gross margin expansion in the fourth quarter and what you’re seeing as a whole, as we did call out, we did have a headwind with tariffs in the fourth quarter on maintained margins, roughly 100 bps, but in addition to that we did have wins by leveraging our sales, as you know, we closed 83 stores last year, some of our underperforming stores. And so, that did deliver some gross margin improvement overall.

The work that we’re doing in supply chain logistics to, on country of origin, is offsetting the tariffs and we’re going to continue to run in that space. And ultimately, I think it’ll pay dividends long-term. I would also call out that we are getting better product acceptance which is resulting in better full price selling, less discounting overall.

Speaking to the tax rate, we did call out $3 billion to $5 billion, we’ll have a higher rate in the first quarter really driven by our incentive compensation, limitations under the tax code. But otherwise in terms of the rate it’s going to be fairly consistent the balance of the year.

<Q – Janet Kloppenburg – JJK Research>: Thank you.
<A – Bonnie Brooks – Chico’s FAS, Inc.>: Molly?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Janet, in regards to the inventory investments aligned to trends, you know in our business that is a constant juggle to make sure that we are chasing the needs of the customer. We were pleased with the results of the customers’ reaction to our inventory and how she positively reacted to the new offerings in fourth quarter and we’re seeing the same in the month of February.

As we move forward and we reconfigure the assortments to reflect the vision, that is, we feel really positive about the changes that we’ve made and the information that we got from our top customers to inform that we are on the right track. So we are really pleased and confident about the 2020 year.

<Q – Janet Kloppenburg – JJK Research>: And do you think that the inventory investments right now are where they should be or is that a gradual refinement process?

<A – Molly Langenstein – Chico’s FAS, Inc.>: It’s a gradual refinement process and the good thing is that we came into the year clean.

<Q – Janet Kloppenburg – JJK Research>: Okay, and do you think that the back half assortments will be where they should be or do you think you get there sooner than later?

<A – Molly Langenstein – Chico’s FAS, Inc.>: We believe that there is progress being made every month on the information that we have from our extensive customer data and we are pleased with the way that she is reacting not only in fourth quarter, but the how she is reacting today.

<Q – Janet Kloppenburg – JJK Research>: And, if I can...

<A – Bonnie Brooks – Chico’s FAS, Inc.>: We’re on a...

<Q – Janet Kloppenburg – JJK Research>: ...squeeze in, can I squeeze in one more just on the, I know AUR will benefit from lower clearance and markdowns, but I was just wondering about the mix of price points if you saw them remaining flat, moving higher, or if you’re opening price points have modified somewhat?

<A – Molly Langenstein – Chico’s FAS, Inc.>: We believe that we will be moving higher. We expect continued progress in our AUR mostly with the benefit of the better product acceptance and more strategic promotional decisions. There will be some mix impact as that customer responds to our fashion offering.

<Q – Janet Kloppenburg – JJK Research>: Thank you so much and good luck.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you Janet.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thanks very much.

Operator: The next question comes from Paul Trussel with Deutsche Bank. Please go ahead.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Hi good morning. This is Gabby Carbone on for Paul. Congratulations on the nice improvement. So you’ve been successful recently with your promotion reductions. Maybe if you could just discuss bigger picture on how you view the promotional environment and if you think anything has changed over the last few quarters? And then I know you don’t usually comment separately on the outlets, but just curious if you’re seeing anything different in that channel versus the full line stores? Thank you so much.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thank you so much Gabriella, it’s Molly. Regarding the promotional cadence, we are being very strategic with our promotional cadence and testing into strategies and pulling back where the product allows us to pull back. We are confident that our focus on architecting a unique, beautiful boutique assortment and building new promotional strategies will result in AUR expansion across all of our brands. As it relates to outlet, our outlet business remains a small part of our portfolio and it continues to perform to our expectations.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Got it and then just a last one from me. On the marketing investments, could you maybe discuss redirecting those dollars maybe versus what you have done historically?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Hi Gabrielle. I’ll take that one. It’s Bonnie. One of the things that we have been doing over the last year probably more intensely is shifting marketing expense to digital and the comp growth that we’ve had in digital, as we said, was double digit this year, so we know that that is paying off. And I think the most important thing that we understand about our customers is that the majority of their shopping begins online. It may not end online, but the process definitely begins online. And, our marketing work that has been the most well received and the changes that we’ve made that have been best received are particularly evident, I would say, in Chico’s where the marketing if you saw it in the fourth quarter was very editorial. I urge you to take a look at it now online if you haven’t seen it, because it’s really stand out marketing. And, I would think it’s fair to say that that’s the direction that we’re moving towards. The Soma brand marketing has also been exceptional and so we are having some fantastic results based on new marketing strategies.

<Q – Gabriella Carbone – Deutsche Bank Securities, Inc.>: Great thank you so much.

Operator: The next question comes from Manny Shapiro, with Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: I’ve been called Marti, but never Manny. Hey guys congratulations.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Hi, Marni.

<Q – Marni Shapiro – The Retail Tracker>: Can’t get used to that, hi. Congratulations. I have a technology question for you. You have a very engaged digital consumer and it sounds like in all your commentary that your e-commerce, your online sales, digital continue to grow at a rapid clip. And years ago Chico’s was one of the first to kind of roll out the in-store apps for you sales associates. So, I’m curious what you guys are thinking next steps, beyond things like that for your consumer and could you talk a little bit about apps and linking loyalty programs into apps, and things like that for the Chico’s consumer?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Sur. The tool that we have, that’s a proprietary tool that was developed a couple of years ago, well over the last few years, and has been rolled out across all the brand is called StyleConnect. And, it is a tool that has had incredible response and is really taking our most amazing personal service and moving it through a digital platform. There are new steps in the pipeline for that program that we can’t share right now, but it continues to evolve, and the actual roll out of StyleConnect that was completed by the end of Q3, and was really fully implemented across the business in Q4 has beat our expectations. So we do believe that the teams’ work is over-performing and we’re very excited about some of the new developments that are coming down the pipeline.

<Q – Marni Shapiro – The Retail Tracker>: And are you going to roll out an app for the customers, because I looked, you don’t have an app yet right?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Please, we will share that, we’ll share all of that with you next time.

<Q – Marni Shapiro – The Retail Tracker>: Okay. Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay.

Operator: The next question comes from Dana Telsey with Telsey Advisor Group. Please go ahead.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Hi good morning everyone and nice to see the progress. Can you unpack a little bit more about the merchandise margin? What the components were and how you’re thinking about that going forward given the improvements that you’re seeing in brand reception and what looks to be some full price sell through? And secondly can you touch on the real estate aspect of the business not only openings and closings a little bit more, but inside the store. Any changes to the experienced given the heavy loyalty component you have to your customer? Thank you.

<A – David Oliver – Chico’s FAS, Inc.>: I’ll take the first half of that question with respect to margin. In terms of where we’re going to have the wins, that’s really going to be split fairly evenly between maintain margin and other. As you know costs are, occupancy cost is a component of the other. But as we, on the maintain side, as we have better product acceptance, you’re going to achieve basis points improvement on the maintain side, and as we increase the sales, we’re going to get leverage on the occupancy cost. And, we’re also, with growth in digital you’re going to have leverage on your omni-channel cost where we’ve invested there as well.

<A – Molly Langenstein – Chico’s FAS, Inc.>: In regards to in the store, Dana, we have a huge customer loyalty in both of the apparel brands and evidenced by the acceptance in Q4 in the sales recovery, she is responding to our assortments, and to our associates that we have in our store.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Any other factoids on the loyalty program, number of loyalty members, or increase in response given the new assortments that, since you’ve see there Molly?

<A – Molly Langenstein – Chico’s FAS, Inc.>: Our customer is fiercely loyal and responds quickly and positively when we deliver the product she wants. This quarter we affirmed that for us we saw our file and our health of our file improve.

<Q – Dana Telsey – Telsey Advisory Group LLC>: Thank you.

<A – Molly Langenstein – Chico’s FAS, Inc.>: Thanks Dana.

Operator: Thank you. This concludes our question-and-answer session. I would now like to turn the call back over to Bonnie for any closing comments.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you very much Anita. In conclusion, we continue to execute on our three strategic priorities and now have a strong team and a solid foundation in place to drive growth. I remain very confident in our business, in our market position, and in our opportunity to gain market share. I firmly believe we will deliver long-term increased value for all of our shareholders. Thank you all very much for participating in today’s call and for your kind words on our business. Thanks very much.

Operator: This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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